Exhibit 5.5

Hogan Lovells US LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, CO 80202 T +1 303 899 7300 F +1 303 899 7333 www.hoganlovells.com

March 28, 2013

Beazer Homes USA, Inc.

1000 Abernathy Road

Suite 260

Atlanta, Georgia 30328

Re: Beazer Homes USA, Inc. - Registration Statement on Form S-4 and Exchange of Senior Notes

Ladies and Gentlemen:

We are acting as special counsel, solely with respect to the matters addressed in this letter, to April Corporation, a Colorado corporation (the “Guarantor”) and a subsidiary of Beazer Homes USA, Inc., a Delaware corporation (“Beazer”), with respect to certain matters in connection with the registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of up to $200,000,000 aggregate principal amount of Beazer’s 7.250% Senior Notes due 2023 (the “New Notes”) in exchange for up to $200,000,000 aggregate principal amount of Beazer’s 7.250% Senior Notes due 2023 originally issued on February 1, 2013 and outstanding as of the date hereof (the “Original Notes”). In conjunction with the issuance of the New Notes, the Guarantor will issue a guarantee with respect to the New Notes (the “Guarantee”).

The Original Notes and the Guarantee were issued, and the New Notes will be issued, pursuant to an indenture dated as of February 1, 2013 (the “Indenture”), by and among Beazer, U.S. Bank National Association, as trustee, the Guarantor and the other guarantors signatory thereto. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of the opinions, which are set forth in paragraphs (a) through (c) below (the “Opinions”), and other statements made in this letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact relevant to the Opinions and other statements made herein, we have relied on the representations and statements of fact made in the documents so reviewed, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the documents submitted to us. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. Hogan Lovells refers to the international legal practice comprising Hogan Lovells US LLP, Hogan Lovells International LLP, Hogan Lovells Worldwide Group (a Swiss Verein), and their affiliated businesses with offices in:   Abu Dhabi    Alicante   Amsterdam   Baltimore   Beijing   Berlin   Brussels   Caracas   Colorado Springs   Denver   Dubai   Dusseldorf   Frankfurt   Hamburg   Hanoi   Ho Chi Minh City   Hong Kong   Houston   London   Los Angeles   Madrid   Miami   Milan   Moscow   Munich   New York   Northern Virginia   Paris   Philadelphia   Prague   Rome   San Francisco   Shanghai   Silicon Valley   Singapore   Tokyo   Ulaanbaatar   Warsaw   Washington DC   Associated offices:   Budapest   Jeddah   Riyadh   Zagreb

April Corporation	2	March 28, 2013

For purposes of this opinion letter, we have assumed that the Indenture, the Original Notes, and the Guarantee have not been amended, restated, modified, supplemented or terminated, and no rights thereunder have been waived by any action or inaction of any party thereto. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

The Opinions are based as to matters of law solely on applicable provisions of the Colorado Business Corporation Act, as amended and currently in effect.

Based upon, subject to and limited by the assumptions, qualifications, exceptions, and limitations set forth in this opinion letter, we are of the opinion that:

(a) The Guarantor is validly existing as a corporation and in good standing under the laws of the State of Colorado.

(b) The Guarantor has the corporate power to execute, deliver and perform the Indenture and the Guarantee. The execution, delivery and performance by the Guarantor of the Indenture and the Guarantee have been duly authorized by all necessary corporate action of the Guarantor.

(c) Each of the Indenture and the Guarantee has been duly executed and delivered by the Guarantor.

We express no opinion in this letter as to any other laws and regulations not specifically identified above as being covered hereby (and in particular, we express no opinion as to any effect that such other laws and regulations may have on the opinions expressed herein). We express no opinion in this letter as to federal or state securities laws or regulations, antitrust, unfair competition, banking, or tax laws or regulations, or laws or regulations of any political subdivision below the state level.

This opinion letter has been prepared for use in connection with the Registration Statement, the Indenture and the Guarantee. This opinion letter speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to effectiveness of the Registration Statement.

We hereby consent to the reliance on, subject to and limited by the assumptions, qualifications, exceptions, and limitations set forth in this opinion letter, this opinion letter by King & Spalding LLP; provided, that no such reliance will have any effect on the scope, phrasing or originally intended use of this opinion letter. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP